Exhibit 99.1

December 28, 2009

To:	Directors and Executive Officers

From:	Sheilagh M. Clarke

Re:	Notice of Blackout Period

The purpose of this notice is to inform you of an impending “blackout period” under the employee benefit plans referenced below, during which you will be prohibited from effecting any direct or indirect transactions in Foot Locker, Inc. common stock, $0.01 par value per share, that you acquired in connection with your service or employment as a director or executive officer of the Company. Although this blackout period will occur during the regular quarterly blackout period for trading in the Company’s stock, we are required to provide this notice to you under Rule 104 of Regulation BTR promulgated by the Securities and Exchange Commission pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002.

Reason for the Blackout Period
The Foot Locker 401(k) Plan and the Foot Locker Puerto Rico 1165(e) Plan (individually, a “Plan;” together, the “Plans”) will be changing the record keeper, as well as investment options, for the Plans, effective February 1, 2010.

Impact on Affected Plan Rights
As a result of these forthcoming changes, Plan participants and beneficiaries will be unable to direct or diversify investments in their individual accounts, or obtain a loan, hardship withdrawal, or distribution, from the Plans, or change a deferral election. This period during which Plan participants and beneficiaries will be unable to exercise these rights otherwise available under the Plans is called a “blackout period.”

Length of Blackout Period
The blackout period for the Plans will begin on January 15, 2010 and is expected to end during the week of February 14, 2010.

Restrictions on Directors and Executive Officers During the Blackout Period
During the blackout period directors and executive officers of the Company will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any of the Company’s common stock that you acquired in connection with your service or employment as a director or executive officer of the Company.

Questions or Additional Information
If you have questions concerning this notice or the trading restrictions described above, please contact Gary Bahler or Sheilagh Clarke, whose contact information is provided below:

Gary M. Bahler	Sheilagh M. Clarke
Foot Locker, Inc.	Foot Locker, Inc.
112 West 34th Street	112 West 34th Street
New York, NY 10120	New York, NY 10120
212-720-3890 (phone)	212-720-4477 (phone)
gbahler@footlocker.com	sclarke@footlocker.com

Foot Locker, Inc. 112 West 34th Street New York NY 10120 Tel. 212.720.3700